Exhibit 12.1
                                                                       7/12/101


                              THE SOUTHERN COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2000
                   and the twelve months ended March 31, 2001


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

                                                                                                                           Twelve
                                                                                                                           Months
                                                                                                                            Ended
                                                                              Year ended December 31,                     March 31,
                                                         --------------------------------------------------------------
                                                             1996         1997         1998         1999        2000         2001
                                                             ----         ----         ----         ----        ----         ----
                                                         ---------------------------Thousands of Dollars----------------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before  Interest  and Income Taxes          $2,701,762   $2,876,455   $2,733,939   $3,446,757   $2,429,177   $2,467,234
      AFUDC - Debt funds                                     19,073       14,053       11,914       23,924       44,356       47,648
                                                          ---------    ---------    ---------    ---------    ---------   ----------
         Earnings as defined                             $2,720,835   $2,890,508   $2,745,853   $3,470,681   $2,473,533   $2,514,882
                                                         ==========   ==========   ==========   ==========   ==========   ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                          $  530,067   $  679,696   $  712,819   $  697,747   $  485,488   $  491,660
   Interest on interim  obligations                         107,008      111,694      107,555      183,321      134,035      126,672
   Amort of debt disc, premium  and expense, net             33,184       34,233       65,460      124,835       30,247       30,967
   Other interest  charges                                   68,099      182,827      228,534      259,526      222,694      218,395
                                                         ----------    ---------    ---------    ---------    ---------    ---------
         Fixed charges as defined                        $  738,358   $1,008,450   $1,114,368   $1,265,429   $  872,464   $  867,694
                                                         ==========   ==========   ==========   ==========   ==========   ==========



RATIO OF EARNINGS TO FIXED CHARGES                             3.68         2.87         2.46         2.74         2.84         2.90
                                                               ====         ====         ====         ====         ====         ====

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